EXHIBIT 4.7

                              SHAREHOLDER AGREEMENT

         By this agreement (this "Agreement"), BankUnited Financial Corporation (the "Company") and the holders (the "Holders") of the Company's Noncumulative Convertible Preferred Stock, Series B (the "Series B Preferred Stock"), agree as follows, effective as of October 1, 1997:

         1.       Notwithstanding the annual dividend rate of $0.7375 stated in
                  Section 2 of the Statement of Designation for the Series B Preferred Stock (the "Statement of Designation"), Appendix C to the Company's Articles of Incorporation, the Holders agree that they shall accept, when, as, and if declared by the Board of Directors and out of the assets of the Company which are by law available for the payment of dividends, preferential cash dividends payable quarterly on the last day of February, May, August and November of each year (unless such day is a non-business day, in which event on the next business day), at the fixed annual rate of $0.55 per share and no more.

         2. In consideration of this decrease in the annual dividend rate, and notwithstanding the provisions of Section 4 of the Statement of Designation, the Company agrees it shall not redeem any of the shares of the Series B Preferred Stock prior to October 1, 2007, unless such redemption is approved by the holders of at least 50% of the outstanding shares of the Series B Preferred Stock.

         3. This Agreement shall not be deemed to modify or cancel any other rights of the Holders, not expressly changed herein.

         4. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the Company and the Holders have executed this
Agreement, or have caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

                                         BANKUNITED FINANCIAL CORPORATION


                                         By:-----------------------------------

                                         Name: --------------------------------

                                         Title: -------------------------------


                                          HOLDERS

                                          -------------------------------------
                                                      ALFRED R. CAMNER

                                          -------------------------------------
                                                      LAWRENCE H. BLUM

                                          -------------------------------------
                                                     ALLEN M. BERNKRANT

                                          -------------------------------------
                                                      EARLINE G. FORD

                                          -------------------------------------
                                                      MARC D. JACOBSON


                                          -------------------------------------
                                                      CHARLES B. STUZIN


                                          -------------------------------------
                                                JAMES M. STUZIN, AS TRUSTEE


                                          -------------------------------------
                                                       HARVEY MILLER


                                          -------------------------------------
                                                       BARRY SHULMAN